Exhibit 10.1
RELEASE and SETTLEMENT AGREEMENT (“this Agreement”)
This Agreement is made as of June 2, 2005 between:
(1)	AIG Europe (Ireland) Limited (“AIGE(I)”) on the one hand; and

(2)	Skillsoft PLC (formerly known as SmartForce PLC) on its own behalf and its subsidiaries, affiliates, predecessors and successors (collectively, “Skillsoft”); and

(3)	David Drummond, Patrick Murphy, Ronald C. Conway, John M. Grillos, James S. Krzywicki, Patrick J. McDonagh, Dr. Ferdinand von Prondzynski, Gregory M. Priest and John P. Hayes (collectively, the “Individual Insureds”), on the other.
WHEREAS:
1	AIGE(I) has issued its Corporate Guard for Directors and Officers Insurance Policy No. FCG 33566 for the Policy Period of April 12, 2002 to September 6, 2008 (the “Policy”) which provides, inter alia, certain coverage pursuant to its terms; and

2	In November and December, 2002, various actions alleging violations of the securities laws of the United States, including Ari R. Schloss et al. v. SmartForce Public Limited Company, et al., Joseph J. Bish et al. v. SmartForce, PLC, et al., Stacey Cohen et al. v. SmartForce PLC d/b/a/ SmartForce, et al., and Gianni Angeloni v. SmartForce PLC d/b/a SmartForce, et al., were filed in the United States District Court for the District of New Hampshire; and

3	Those actions were consolidated into an action styled In Re Smartforce Plc Securities Litigation no. 02-CV-544-B pending in the United States District Court for the District of New Hampshire alleging violations of the Securities Act of 1933 and the Securities and Exchange Act of 1934 (the “Class Action”); and

4	The United States Securities and Exchange Commission commenced an investigation of the same facts and allegations set forth in the Action styled In the Matter of Skillsoft Plc (B-01915) (the “SEC Investigation”); and

5	The plaintiffs in the Action and the Skillsoft defendants agreed to conclude the Action (the “Settlement”); and

6	An opt-out action styled Jody Glidden, et al. v. Skillsoft PLC (fka Smartforce PLC), et al. no. C 04 4913 was filed in the United States District Court for the Northern District of California (the “Glidden Action” and collectively with the Class Action, the “Actions”);

7	Skillsoft and the Individual Insureds assert that they have incurred a “Loss” as defined in the Policy (“Loss”) by reason of the defense of the Actions and the SEC Investigation and the payments made and due under the Settlement; and

8	Skillsoft and the Individual Insureds have made claim for reimbursement of their Loss to AIGE(I).
THEREFORE, the parties agree as follows:
Article 1

In consideration of the releases and discharges in paragraph 2 below, AIGE(I) will pay the sum of $15 million US dollars (“the Settlement Sum”) to Skillsoft for and on behalf of Skillsoft and the Individual Insureds under the Policy within thirty (30) days of receipt of this fully executed Agreement.
Article 2
In consideration of AIGE(I)’s promise to pay the Settlement Sum in Article 1 above, Skillsoft and its past and present directors, officers, employees, agents, attorneys, including the Individual Insureds, and their respective successors, assigns, heirs, executors and legal representatives (“SkillSoft Releasors”) hereby:
(a)	release and forever discharge AIGE(I) and its parents, subsidiaries, affiliates, directors, officers, employees, agents, attorneys and their respective successors and assigns (“Insurer Releasees”) in respect of, and acknowledge that payment of the Settlement Sum in accordance with paragraph 1 above shall represent full and final settlement and full accord and satisfaction in relation to, all manners of action, actions, causes of action, suits, claims for sums of money, contracts, controversies, agreements, costs, damages, judgments and demands whatsoever, whether known or unknown, reported or unreported, in law or equity which SkillSoft Releasors now have, claim to have, or may in the future have against Insurer Releasees in law, contract, tort or equity in connection with: (a) the Policy; (b) the Actions; (c) the SEC Investigation and (d) any acts, failure to act, omissions, misrepresentations, statements, misstatements, facts, events, transactions, occurrences or other subject matter set forth, alleged, embraced, encompassed, or otherwise referred to in or underlying the Actions and the SEC Investigation (the “Released Matters”); and

(b)	agree to indemnify and hold harmless Insurer Releasees in respect of any and all liability, loss, damage, or expense, including without limitation, reasonable attorneys’ fees, arising from all manners of action, actions, causes of action, suits, claims for sums of money, contracts, controversies, agreements, costs, damages, judgments and demands whatsoever in law or equity brought or made against any Insurer Releasee which heretofore and hereafter may be made in connection with the Released Matters by any Skillsoft Releasee.
Article 3
In consideration of the release from the SkillSoft and the Individual Insureds, AIGE(I) and its past and present directors, officers, employees, agents, attorneys, including the Individual Insureds, and their respective successors, assigns, heirs, executors and legal representatives (“Insurer Releasors”) hereby release and forever discharge the Individual Insureds and SkillSoft and their respective parents, subsidiaries, affiliates, directors, officers, employees, agents, attorneys successors and assigns (“SkillSoft Releasees”) in respect of all manners of action, actions, causes of action, suits, claims for sums of money, contracts, controversies, agreements, costs, damages, judgments and demands whatsoever, whether known or unknown, reported or unreported, in law or equity which the Insurer Releasors now have, claim to have, or may in the future have against SkillSoft Releasees in law, contract, tort or equity in connection with: (a) the Policy; (b) the Actions; (c) the SEC Investigation and (d) any acts, failure to act, omissions, misrepresentations, statements, misstatements, facts, events, transactions, occurrences or other subject matter set forth, alleged, embraced, encompassed, or otherwise referred to in or underlying the Actions and the SEC Investigation.
Article 4
Skillsoft and the Individual Insureds acknowledge that the limit of liability of the Policy is exhausted by AIGE(I)’s payment hereunder.
Article 5
The parties and signatories to this Agreement represent and warrant that they each have read and understand the entire contents of this Agreement and that they have full and complete authority to execute this Agreement.
Article 6

This Agreement may be executed in facsimile counterparts each of which shall be deemed an original and all of which shall be deemed to be one of the same instrument.
Article 7
The terms and conditions of this Agreement constitute the entire agreement of the parties with respect to this Agreement, and there are no other oral or written understandings or agreements between the parties relating to the subject matter of this Agreement. This Agreement may only be modified by a written instrument signed by the parties hereto.
Article 8
No party to this Agreement will disclose the provisions of this Agreement to any other person, except: (a) to the extent that such disclosure may be required by the operation of law, or by requirement of competent tribunal or regulatory authority,; (b) to the officers, directors, accountants, auditors, lenders, bond trustees and reinsurers of a party to this Agreement; (c) to the legal counsel of any party to this Agreement; (d) to the extent that other disclosures may be mutually agreed upon and consented to among the parties to this Agreement; (e) by any party in an action to enforce the terms of this Agreement. Except to the extent that disclosure is permitted under this Agreement, the parties agree to notify each other promptly in the event any of them receives any request, disclosure request, subpoena, or court order calling or potentially calling for production or disclosure of this Agreement.
Neither the negotiation of the terms, conditions or other provisions of this Agreement, nor the performance of this Agreement shall be used by any Releasee or Releasor for any purpose save in respect of seeking reinsurance recoveries other than the enforcement of the provisions hereof; provided, however, that nothing in this sentence shall affect the validity of the releases and other agreements set forth in this Agreement.
Article 9
This Agreement is governed and construed in accordance with Irish law and in the event of any dispute concerning the interpretation, effect or obligations of this Agreement Irish law will be deemed to apply. The parties hereby submit to the exclusive jurisdiction of the Irish courts.

IN WITNESS WHEREOF, each of AIGE(I) and Skillsoft acting through its duly authorized representative and the Individual Insureds set their hand and seal as of the date first set forth above.

AIGE(I) EUROPE (Ireland) Ltd.

By: /s/ Clive M. Jacobs 7/04/05

its: Senior Claims Adjuster

Skillsoft PLC

By: /s/ Charles E. Moran

its: President & CEO

/s/ David Drummond	/s/ Patrick Murphy

David Drummond	Patrick Murphy

/s/ Ronald C. Conway	/s/ Gregory M. Priest

Ronald C. Conway	Gregory M. Priest

/s/ John P. Hayes	/s/ John M. Grillos

John P. Hayes	John M. Grillos

/s/ James S. Krzywicki	/s/ Patrick J. McDonagh

James S. Krzywicki	Patrick J. McDonagh

/s/ Dr. Ferdinand von Prondzynski

Dr. Ferdinand von Prondzynski